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                                   EXHIBIT F
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                          FACSIMILE TRANSMITTAL SHEET
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TO:                                         FROM:
       Tom Long                             E. Scott Dupree, Esq.
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COMPANY:                                    DATE:
       D.F. King & Company, Inc.            Thursday, December 24, 1998
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FAX NUMBER:                                 TOTAL NO. OF  PAGES INCLUDING COVER:
       (212)  809-8839                                  2
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PHONE NUMBER:                               SENDER'S REFERENCE NUMBER:

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RE:                                         YOUR REFERENCE NUMBER:
     RI Partnerships

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[_] URGENT [_] FOR REVIEW [_] PLEASE COMMENT [_] PLEASE REPLY [_] PLEASE RECYCLE
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NOTES/COMMENTS:


In response to the most asked "questions and comments", I have the following comments:

1. The original cost of one unit was $500 dollars. In each case, if this transaction is approved, the investor will receive back the original investment of $500 plus a return on that investment. Please refer to the paragraph entitled "Distributions" in the consent solicitation statement.
2. The number of units owned by each investor is kept by Service Data Corporation. Service Data can be reached at 1-800-223-3464 if the investor has any questions as to the number of units the investor owns.
3. Distributions from the limited partnership from inception are also set forth in the paragraph entitled "Distributions" and are also set forth in the summary which D.F. King has prepared;
4. We do not believe that the price of the liquidation is low. The amount of the distribution to the limited partners on sale of the partnership properties and the corresponding liquidation of the partnership are estimated to be near or exceed the net asset value of the partnership units as of the most recent fiscal year end. The sales prices in the aggregate of all properties owned each partnership equal or exceed the appraised values of the properties established by the independent appraiser retained by each partnership. The one exception to that statement is with respect to RPI where the proposed price is less than the partnership's independent appraisal, but in that case, the price is greater than the appraised value set by the purchaser's lender in connection with this transaction.


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5. The other properties which were originally owned by the partnerships have been sold by the partnerships over the years. Distributions of proceeds from those sales have been periodically made by the partnerships and the sales of those properties have been disclosed in the 10(K), 10(Q), and quarterly correspondence.
6. As an investment the liquidation is taxable to the unit holders because there has been a gain on sale from liquidation of the partnership. The amount of tax may vary from limited partner to limited partner and also as to whether the tax could be deferred depending on how the ownership is held for a limited partner units, i.e., IRA account, etc. or other tax deferred title holding entities. However, because there has been a gain (with the exception of RPI) the liquidation results in a taxable event.

As to the comments, we understand that limited partners may be disappointed with the return on their investment in these partnerships, but many public real estate partnerships have resulted in losses to their investors of all or substantially all of the original amounts invested. In these partnerships, if the proposed transaction is consummated, the partners are receiving their original investment of $500 per unit plus a return on that initial investment.

Please continue to keep me posted with respect to questions or comments that you are receiving from the investors.